Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES DEBT PREPAYMENT

CHESTERLAND, Ohio – November 17, 2016 – Fairmount Santrol (NYSE:FMSA), a leading provider of high-performance sand and sand-based products, today announced that it has prepaid approximately $86.4 million of term loans outstanding under its existing credit agreement. The Company has elected to fully prepay the $16.8 million of Term B-1 Loans due March 2017, and the $69.6 million of 2016 Extended Term B-1 Loans due July 2018. The term loans were repaid at par plus accrued interest under the terms of the Company’s existing credit agreement.

“This debt reduction is another positive step in our phased approach to improve our balance sheet and address our financial obligations,” said Michael F. Biehl, Executive Vice President and Chief Financial Officer. “By fully repaying these term loans now, we will reduce our cash interest expense by approximately $5.5 million over the next 20 months.”

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.”

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Source: Fairmount Santrol